UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

April 5, 2022

Fellow Shareholder,

Despite a second year of dealing with the pandemic, 2021 provided us another unique opportunity to provide support and financial security to businesses and jobs in our community through the Paycheck Protection Program (“PPP”). Without a doubt, 2021 was a year to remember. We finished the year with record profitability, paid our first dividend, and entered 2022 with positive momentum. For the year, we produced a 21.02% return on average equity, 44.71% earnings per share growth, and stable asset quality. These successes put us in a position to pay our first dividend to our common shareholders.

We readily admit that we did not expect performance to be quite this strong. The stars really lined up for us fueled by low interest rates, a rapidly recovering economy, second round of PPP loans and robust mortgage business. We produced approximately $78 million in round-2 PPP loans with combined PPP production of approximately $265 million, which enhanced earnings through PPP forgiveness. The Commercial Banking Segment grew core loans, which exclude PPP loans, by 16.39% for the year. We are pleased by the continued strong contribution from our mortgage banking segment, which produced net income of $3,570,000 for 2021 compared to $3,935,000 for 2020.

As we look ahead to 2022, our view is optimistic, although a bit more nuanced than last year. We will be faced with economic headwinds in 2022, from a rising rate environment, high levels of liquidity, growing expense pressure, competition driving spreads tighter and underwriting standards looser, and the overall health of the economy as the Federal Reserve works to control inflation. We will be focused on executing in four main areas. First, we are focused on expanding our relationships with the approximately 400 new clients won during the first and second rounds of PPP. Second, we are expanding our focus on SBA 7(a) lending, which was negligible during PPP. We plan to sell the guaranteed portion of these loans to enhance non-interest income. Third, we are replacing our online and mobile banking platforms to provide a better online experience and access to an expanded array of digital options. Finally, we are well positioned for a rising rate environment and we are optimistic that some modest steepening of the yield curve should benefit our balance sheet. We are addressing the rising rates and increasing liquidity through our disciplined approach to balance sheet management and prudent risk taking. We are optimistic about 2022 and laying the foundation for 2023.

As we reflect on the last 24 months, there are a multitude of factors that helped Village Bank navigate these times and emerge on the other side, healthier and more resilient. But there are two that absolutely ensured our future: our employees and our customers.

We want to recognize the hardworking and talented teammates that are a part of our Village. Our success in 2021 is attributable to the team we’ve built and their ongoing commitment to serving our customers. We are grateful for our team’s many accomplishments and extraordinary performance during extremely challenging circumstances and believe that it demonstrates the level of talent of all our dedicated employees. They have shown resiliency throughout the pandemic, supporting our customers by constantly adjusting to changes caused by COVID-19 in both their daily personal and business lives. Without their support, these results would not have been possible.

We hope that you share our pride in how we distinguished ourselves in 2021, both in terms of financial results and in the depth of commitment to our community. On behalf of the board and executive management team, we want to thank you, our loyal shareholders, for your continued support. Please join us at the virtual shareholders meeting on May 24, 2022, and thank you for your continued support.

Regards,

James E. Hendricks, Jr.	Craig D. Bell
President and Chief Executive Officer	Chairman, Board of Directors

Forward-Looking Statements

In addition to historical information, this letter may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. There are many factors that could cause actual results to differ materially from those expressed in the forward- looking statements including, but not limited to, changes in interest rates, the effects of future economic, business and market conditions, legislative and regulatory changes, governmental monetary and fiscal policies, changes in accounting policies, rules and practices, the impact of the ongoing COVID-19 pandemic, and other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”). For further information, contact Donald M. Kaloski, Jr., Executive Vice President and Chief Financial Officer, at 804-897-3900 or dkaloski@villagebank.com.

Additional Information

This letter may be deemed to be solicitation material in respect of the Company’s 2022 annual meeting of shareholders. The Company filed a definitive proxy statement with the SEC on April 14, 2022 in connection with the annual meeting. Shareholders are urged to read the proxy statement and any other relevant documents that the Company files with the SEC because they will contain important information. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in connection with the annual meeting. Information about the Company’s directors and executive officers is included in the proxy statement. Investors and shareholders may obtain a copy of the proxy statement and other documents filed by the Company free of charge from the SEC’s website at www.sec.gov. Shareholders may obtain a copy of the proxy statement free of charge by writing to the Company’s Corporate Secretary, Deborah Golding, whose address is P.O. Box 330, Midlothian, Virginia, 23113-0330, or from the Company’s website at www.villagebank.com.